UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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The Pep Boys—Manny, Moe & Jack

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THE PEP BOYS—MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

It is our pleasure to invite you to Pep Boys 2004 Annual Meeting. This year’s meeting will be held on Wednesday, June 2, 2004, at the Sheraton New York Hotel and Towers, 811 7th Avenue on 53rd Street, New York, New York. The meeting will begin promptly at 10:00 a.m.

At the meeting, shareholders will act on the following matters:

(Item 1)	The election of the full Board of Directors for a one-year term.

(Item 2)	The approval of the appointment of our independent auditors.

(Item 3)	An amendment to our Annual Incentive Bonus Plan to allow certain amounts paid under the plan to be deductible under Section 162(m) of the Internal Revenue Code.

(Item 4)	A shareholder proposal regarding our Shareholder Rights Plan, if presented by its proponent.

The shareholders will also consider any other business that may properly come before the meeting. The attached proxy statement provides further information about the matters to be acted on at the meeting.

All shareholders of record at the close of business on Friday, April 2, 2004 are entitled to vote at the meeting and any postponements or adjournments. Whether or not you plan to attend the meeting, please make sure that your shares are represented by signing and returning the enclosed proxy card.

Brian D. Zuckerman
Secretary

April 23, 2004

THE PEP BOYS—MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

PROXY STATEMENT

TABLE OF CONTENTS

GENERAL INFORMATION	1
SHARE OWNERSHIP	3
(ITEM 1) ELECTION OF DIRECTORS	5
What is the makeup of the Board of Directors?	5
Retirees	5
Nominees for Election	5
Corporate Governance	6
Meetings and Committees of the Board of Directors	7
Can a shareholder nominate a candidate for director?	7
How are candidates identified and evaluated?	7
How are directors compensated?	8
Report of the Audit Committee of the Board of Directors	9
Independent Auditor’s Fees	10
EXECUTIVE COMPENSATION	11
Summary Compensation Table	11
Employment Agreements with the Named Executive Officers	12
Certain Relationships and Related Transactions	13
Stock Option Grants	13
Stock Option Exercises and Holdings	13
Compensation Committee Interlocks and Insider Participation	14
Performance Graph	14
Report of the Compensation Committee of the Board of Directors on Executive Compensation	15
Pension Plans	18
(ITEM 2) PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS	19
(ITEM 3) APPROVAL OF AN AMENDMENT TO OUR ANNUAL INCENTIVE BONUS PLAN	20
(ITEM 4) SHAREHOLDER PROPOSAL REGARDING OUR SHAREHOLDER RIGHTS PLAN	24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
COST OF SOLICITATION OF PROXIES	26
PROPOSALS OF SHAREHOLDERS	26
ANNUAL REPORT ON FORM 10-K	26
EXHIBIT A – ANNUAL INCENTIVE BONUS PLAN	A-1

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at this year’s Annual Meeting. The meeting will be held on Wednesday, June 2, 2004, at the Sheraton New York Hotel and Towers, 811 7th Avenue on 53rd Street, New York, NY and will begin promptly at 10:00 a.m. This proxy statement, the foregoing notice and the enclosed proxy card are being sent to shareholders on or about April 23, 2004.

What is the purpose of the meeting?

At the meeting, shareholders will vote on:

•	The election of directors

•	The approval of the appointment of our independent auditors

•	An amendment to our Annual Incentive Bonus Plan to allow certain amounts paid under the plan to be deductible under Section 162(m) of the Internal Revenue Code

•	A shareholder proposal regarding our Shareholder Rights Plan, if presented by its proponent

In addition, we will report on our business operations and will answer questions posed by shareholders.

Who may vote at the meeting?

Common stock is the only class of stock that Pep Boys has outstanding and is referred to in this Proxy Statement as “Pep Boys Stock.” You may vote those shares of Pep Boys Stock that you owned as of the close of business on the record date, April 2, 2004. As of the record date, 59,921,232 shares were outstanding. As of the record date, 2,195,270 of the outstanding shares were held by The Pep Boys—Manny, Moe & Jack Flexitrust. This flexible employee benefits trust was established on April 29, 1994 to fund a portion of our obligations arising from various employee compensation and benefit plans. Shares held for participating employees under the Flexitrust will be voted as directed by written instructions from the participating employees.

What are the voting rights of Pep Boys’ shareholders?

Each shareholder is entitled to vote cumulatively in the election of directors and to one vote per share on all other matters. Cumulative voting entitles each shareholder to the number of votes equal to the number of shares owned by the shareholder multiplied by the number of directors to be elected. Accordingly, a shareholder may cast all of his votes for one nominee for director or allocate his votes among all the nominees.

How do I vote before the meeting?

If you complete and sign the enclosed proxy card and return it prior to meeting, your shares will be voted as you direct. If you sign and return a proxy card prior to the meeting that does not contain instructions, your shares will be voted:

•	FOR election of the nominated slate of directors, subject to the proxies’ discretion to cumulate votes

•	FOR the approval of the appointment of our independent auditors

•	FOR the amendment to our Annual Incentive Bonus Plan

•	AGAINST the shareholder proposal regarding our Shareholder Rights Plan

Can I vote at the meeting?

You may vote your shares at the meeting if you or your authorized proxy attends the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy by completing, signing and returning the enclosed proxy card to us prior to the meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time prior to its exercise at the meeting by delivering either a written revocation notice or another signed proxy card with a later date to our corporate Secretary. You may also change your vote by attending the meeting, requesting that your previously delivered proxy card be revoked and then voting in person.

How many votes must be present to hold the meeting?

In order to hold the meeting, a majority of the shares of Pep Boys Stock outstanding on the April 2, 2004 record date must be present at the meeting. The presence of such a majority is called a quorum. Since 59,921,232 shares were outstanding on the record date, at least 29,960,616 shares must be present to establish a quorum.

Your shares are counted as present at the meeting if you attend and vote in person or if you properly return a proxy card. Abstentions will be counted as present for the purpose of determining whether there is a quorum for all matters to be acted upon at the meeting.

On routine matters, brokers who hold customer shares in “street name” but have not timely received voting instructions from such customers have discretion to vote such shares. Accordingly, the presence of such votes at the meeting will be included in determining whether there is a quorum for (Item 1), (Item 2) and (Item 3). A broker non-vote occurs when a brokerage firm holding a customer’s shares in street name has not received voting instructions from such customer with respect to a non-routine matter to be voted upon (for example, a shareholder proposal). Accordingly, broker non-votes will not be counted as present for the purpose of determining whether there is a quorum for (Item 4).

How many votes are needed to elect directors?

The ten nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted for a particular director, due to proxy cards marked “withhold authority,” abstentions or otherwise, will not be counted as voted for the indicated director(s), but will be counted in determining whether there is a quorum.

How many votes are needed to approve the other matters to be acted on at the meeting?

Each of the other matters must be approved by a majority of the votes cast on such matter.

What are the Board of Directors’ recommendations?

Unless you give other directions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

The Board recommends a vote:

•	FOR election of the nominated slate of directors, subject to the proxies’ discretion to cumulate votes

•	FOR the approval of the appointment of our independent auditors

•	FOR the amendment to our Annual Incentive Bonus Plan

•	AGAINST the shareholder proposal regarding our Shareholder Rights Plan

We have not received proper notice of, and are not aware of, any other matters to be brought before the meeting. If any other matters properly come before the meeting, the proxies received will be voted in accordance with the discretion of the proxy holders named on the proxy card.

A note about certain information contained in this Proxy Statement

Filings made by companies with the Securities and Exchange Commission (SEC) sometimes “incorporate information by reference.” This means that the company is referring you to information that has previously been filed with the SEC and that such information should be considered part of the filing you are then reading. The Audit Committee Report, the Compensation Committee Report and Performance Graph contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC.

SHARE OWNERSHIP

Who are Pep Boys’ largest shareholders?

Based solely on a review of filings with the SEC, the following table provides information about those shareholders that beneficially own more than 5% of the outstanding shares of Pep Boys Stock.

Name	Number of Shares Owned	Percent of Outstanding Shares

FMR Corp. 82 Devonshire Street, Boston, Massachusetts 02109[1]	7,414,770	12.4%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401[2]	3,755,155	6.3%

[1]	Based upon information disclosed in a Schedule 13G/A dated April 12, 2004.

[2]	Based upon information disclosed in a Schedule 13G/A dated February 6, 2004. Dimensional Fund Advisers Inc. disclaims beneficial ownership of such shares.

How many shares do Pep Boys’ directors and executive officers own?

The following table shows how many shares the nominees for election as directors and executive officers named in the Summary Compensation Table found on page 11 beneficially owned on April 2, 2004. The address for each of such individuals is 3111 West Allegheny Avenue, Philadelphia, PA 19132.

Name	Number of Shares Owned[1]	Percent of Outstanding Shares
Benjamin Strauss[2]	811,669	1.35%
Lawrence N. Stevenson	452,482	+
George Babich, Jr.	445,525	+
Bernard J. Korman	298,539	+
Mark L. Page	243,369	+
Harry F. Yanowitz	193,000	+
Don L. Casey	73,280	+
J. Richard Leaman, Jr.	33,952	+
Malcolmn D. Pryor	27,301	+
William Leonard	22,000	+
Peter A. Bassi	15,000	+
Jane Scaccetti	14,950	+
John T. Sweetwood	13,036	+
Mitchell G. Leibovitz[3]	2,216,367	3.96%
All nominees and current executive officers as a group (16 people)	2,813,340	4.58%

+	Represents less than 1%.

[1]	Includes shares for which the named person has sole voting and investment power and non-voting interests including restricted stock units and deferred compensation accounted for as Pep Boys Stock. Also includes the following shares that can be acquired through stock option exercises through June 1, 2004: Strauss – 20,200; Stevenson – 392,816; Babich – 433,500; Korman – 39,539; Page – 233,100; Yanowitz – 28,000; Casey – 64,000; Leaman – 31,952; Pryor – 21,301; Leonard – 12,000; Bassi – 12,000; Scaccetti – 8,000; Sweetwood – 12,000; Leibovtiz – 2,100,000; and as a group – 1,420,533.

[2]	These amounts include the following shares for which Mr. Strauss has sole voting and investment power:
    •  66,384 shares owned by a trust in which Mr. Strauss has a beneficial interest
• 49,036 shares owned in custody or trust for the benefit of Mr. Strauss’ minor child

These amounts also include the following shares for which Mr. Strauss may be deemed to have shared voting and investment power, but disclaims beneficial interest:
    •  219,310 shares owned by The Strauss Foundation, a non-profit charitable foundation, of which Mr. Strauss is a co-trustee
• 1,931 shares owned by Mr. Strauss’ spouse

[3]	Mr. Leibovitz’ beneficial ownership is reported as of April 28, 2003, the date of his retirement from Pep Boys. These amounts include 27,460 shares held by Mr. Leibovitz and his spouse as tenants by the entireties and 72,540 shares held in trusts for the benefit of Mr. Leibovitz’ emancipated children for which Mr. Leibovitz’ spouse acts as trustee. Mr. Leibovitz disclaims beneficial ownership of the shares held in the trusts.

(ITEM 1)    ELECTION OF DIRECTORS

What is the makeup of the Board of Directors?

Our Board of Directors currently has ten members. Each director stands for election every year.

Retirees

Lester Rosenfeld, who had faithfully served on the Board since 1959, has been named Pep Boys’ first Director Emeritus.

Our Chairman, Bernard J. Korman, who is a nominee for re-election has agreed to postpone his retirement from the Board until such time as we have identified and appoints his successor. The Board is currently engaged in an exhaustive search to identify the most suitable candidate to succeed Mr. Korman.

Nominees for Election

The Board of Directors proposes that the following nominees be elected. If elected, each nominee will serve a one-year term expiring at the 2005 Annual Meeting and until such director’s successor has been duly elected and qualified. Each of the nominees has consented to serve, if elected. Unless contrary instructions are given, the proxy holders named on the enclosed proxy card will vote for the election of these nominees, reserving the right to cumulate votes. If any nominee becomes unavailable to serve as a director, the proxy holders will vote for the election of any substitute nominee designated by the Board.

The directors standing for re-election are:

Benjamin Strauss          Director since 1970

Mr. Strauss, 67, is a director of The Strauss Foundation, a non-profit charitable organization. He was an executive officer of Pep Boys until 1992 and then served as a part-time consultant to Pep Boys until 1997.

Bernard J. Korman          Director since 1983

Mr. Korman, 72, has been Chairman of the Board of Directors of Philadelphia Health Care Trust, a private foundation, since 1999. Mr. Korman is also a director of NutraMax Products, Inc., The New America High Income Fund, Inc., Omega Healthcare Investors, Inc. and Kramont Realty Trust.

J. Richard Leaman, Jr.          Director since 1991

Mr. Leaman, 69, has been President of JRL Consulting Company since 1995. Mr. Leaman is also Chairman of the Board of Directors of Elwyn, Inc. and a director of Church & Dwight Co., Inc. and Stonebridge Financial Corp.

Malcolmn D. Pryor          Director since 1994

Mr. Pryor, 57, is Chairman of the Board of Directors of Pryor, Counts & Co., Inc., an investment banking firm headquartered in Philadelphia with offices in numerous cities in the United States. Mr. Pryor has been a principal of the firm and its predecessors since 1981.

Peter A. Bassi          Director since 2002

Mr. Bassi, 54, is Chairman of Yum! Restaurants International, a division of Yum! Brands, Inc. Mr. Bassi has served as an officer of YRI since 1997.

Jane Scaccetti          Director since 2002

Ms. Scaccetti, 50, a CPA, has been a shareholder and principal of Drucker & Scaccetti PC, a private accounting firm, since 1990. Ms. Scaccetti is also a director of Di Giorgio Corporation and Nutrition Management Services Company.

John T. Sweetwood          Director since 2002

Mr. Sweetwood, 56, is a principal and the President of Woods Investment, LLC, a private real estate investment firm. From 1995 through 2002, Mr. Sweetwood served as an officer, and ultimately the President of The Americas, of Six Continents Hotels, the hotel business of Six Continents PLC.

William Leonard          Director since 2002

Mr. Leonard, 56, is President & Chief Executive Officer and a director of ARAMARK Corporation. Mr. Leonard has served as an officer of ARAMARK since 1992.

Lawrence N. Stevenson          Director since May 28, 2003

Mr. Stevenson, 47, is our Chief Executive Officer. Prior to joining Pep Boys, Mr. Stevenson served for seven years as the Chief Executive Officer of Chapters, Canada’s largest book retailer.

Our nominee for initial election to the Board of Directors is:

M. Shân Atkins, 47, is Managing Director of Chetrum Capital LLC, a private investment firm. From 1996 through 2001, Ms. Atkins served as an officer, and ultimately as Executive Vice President—Strategic Initiatives, of Sears Roebuck & Co. Ms. Atkins also serves as a director of Spartan Stores, Inc. and Proliteracy Worldwide, Inc., a non-profit volunteer tutoring organization. Our Chief Executive Officer identified Ms. Atkins to the Nominating and Governance Committee as a potential candidate for director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
EACH OF THESE NOMINEES FOR DIRECTOR

Corporate Governance

Our Board of Directors’ governance principles are embodied in our corporate Code of Ethics (applicable to all Pep Boys associates including our executive officers and directors), the Board of Directors Code of Conduct and the various Board committee charters. All of which can be found on our website at www.pepboys.com under the About Pep Boys—Corporate Governance section.

Independence.    An independent director is one that is independent from management and is free from any relationship with Pep Boys that, in the opinion of the Board, would interfere in the exercise of independent judgment as a director. When forming such opinion, the Board considers, among other factors, the guidelines for independent directors promulgated by the New York Stock Exchange (NYSE). The independence of the outside directors is reviewed annually by the full Board. In accordance with NYSE guidelines, our Board consists of a majority of independent directors. In fact, our Chief Executive Officer is the only inside director nominated for election. All Committees of the Board consist entirely of independent directors.

Communicating with the Board of Directors.    Security holders should address all communications to the full Board or an individual director to the attention of our corporate Secretary. Our corporate Secretary reviews all such communications to determine if they are related to specific products or services, are solicitations or otherwise relate to improper or irrelevant topics. All such improper communications receive a response in due course. Any communication directed to an individual director relating solely to a matter involving such director is forwarded to such director. Any communication directed to an individual director relating to a matter involving both such director and Pep Boys or the Board of Directors, as a whole, is forwarded to such director and the Chairman of the Board. The balance of the communications are forwarded to the Chairman of the Board. Except for improper communications, all security holder communications to the Board of Directors or an individual director received by the corporate Secretary are kept in confidence from management. These procedures were adopted unanimously by the independent directors.

Director Attendance at the Annual Meeting.    All Board members are strongly encouraged to attend the Annual Meeting of Shareholders. All nominees then standing for election attended the 2003 Annual Meeting.

Executive Sessions of the Independent Directors.    Our Chairman, an independent director, presides over all such sessions, which are held, at a minimum, immediately following all regularly scheduled Board meetings.

Personal Loans to Executive Officers and Directors.    Pep Boys currently has no personal loans extended to its executive officers or directors.

Meetings and Committees of the Board of Directors

The Board of Directors held seven meetings during fiscal 2003. During fiscal 2003, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and all committee(s) on which such director served. The Board of Directors has standing Audit, Compensation and Nominating and Governance Committees.

Messrs. Leaman (chair) and Pryor and Ms. Scaccetti are the current members of the Audit Committee. The Audit Committee reviews Pep Boys’ consolidated financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. The Audit Committee met ten times during fiscal 2003.

Messrs. Leonard (chair), Bassi and Pryor are the current members of the Compensation Committee. The Compensation Committee recommends the compensation for all of Pep Boys’ officers. The Compensation Committee met five times during fiscal 2003.

Messrs. Sweetwood (chair), Bassi and Strauss are the current members of the Nominating and Governance Committee. The Nominating and Governance Committee met three times during fiscal 2003.

Can a shareholder nominate a candidate for director?

The Nominating and Governance Committee considers nominees recommended by our shareholders. Written recommendations should be sent to our offices located at 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary. The recommendation should state the qualifications of the nominee to be considered.

A shareholder may also nominate candidates to be considered for election as directors at an upcoming shareholders’ meeting by timely notifying us in accordance with our By-laws. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received at our principal executive offices within ten days of the date of such public announcement will be considered timely. The shareholder’s notice must also set forth all of the following information:

•	the name and address of the shareholder making the nomination

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee

•	the name of the proposed nominee

•	the proposed nominee’s principal occupation and employment for the past 5 years

•	a description of any other directorships held by the proposed nominee

•	a description of all arrangements or understandings between the nominee and any other person or persons relating to the nomination of, and voting arrangements with respect to, the nominee

How are candidates identified and evaluated?

Identification.    The Nominating and Governance Committee considers all candidates recommended by our shareholders, directors and senior management on an equal basis. The Nominating and Governance Committee’s preference is to identify nominees using our own resources, but has the authority to and will engage search firms(s) as necessary.

Qualifications.    The Nominating and Governance Committee evaluates each candidate’s judgment, diversity (age, gender, ethnicity, etc.) and professional background and experience, as well as, his or her independence from Pep Boys. Such qualifications are evaluated against our then current requirements, as expressed by the Chief Executive Officer, and the current make up of the full Board.

Evaluations.    Candidates are evaluated on the basis of their resume, third party references, public reputation and personnel interviews. Before a candidate can be be recommended to the full Board, such candidate must, at a minimum, have been interviewed by each member of the Nominating and Governance Committee and have met, in person, with at least one member of the Nominating and Governance Committee, the Chairman of the Board and the Chief Executive Officer.

How are directors compensated?

Base Compensation.    Each non-management director receives an annual director’s fee of $30,000. In addition, each committee chair receives $2,500, and the other committee members receive $1,500, for each committee meeting that such director attends. A director may elect to have all or a part of his or her director’s fees deferred. Amounts deferred receive a rate of return equal to the prime interest rate or the performance of Pep Boys Stock (represented by stock units), as elected by the director, and are paid at a later date chosen by the director at the time of deferral. A director who is also an employee of Pep Boys receives no additional compensation for service as a director.

Stock Options. The Pep Boys 1999 Stock Incentive Plan, or the 1999 Plan, provides for an automatic grant to non-management directors upon their initial election to the Board of Directors (or when initially serving as a non-management director) of:

•	options to purchase 2,500 shares of Pep Boys Stock for serving on the Board

•	options to purchase an additional 17,500 shares of Pep Boys Stock for serving as Chairman of the Board

•	options to purchase an additional 5,000 shares of Pep Boys Stock for each committee membership

•	options to purchase an additional 2,500 shares of Pep Boys Stock for each committee chair held

Additional grants are then made to non-management directors in accordance with this formula every four years. During fiscal 2003, such additional automatic grants were made to Messrs. Korman, Leaman, Pryor, Rosenfeld and Strauss.

The 1999 Plan and The Pep Boys 1990 Stock Incentive Plan, or the 1990 Plan, also allow for discretionary grants of additional stock options or restricted stock to non-management directors upon the recommendation of the Chief Executive Officer.

Stock options granted to non-management directors are priced at the fair market value of Pep Boys Stock on the date of grant. Twenty percent of the stock options granted are exercisable immediately and an additional 20% become exercisable on each of the next four anniversaries of the grant date. The 1999 Plan and 1990 Plan are administered, interpreted and implemented by the Compensation Committee of the Board of Directors.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews Pep Boys’ financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. Each committee member is “independent” as defined by the listing standards of the New York Stock Exchange. Messrs. Leaman (chair) and Pryor and Ms. Scaccetti are the current members of the Audit Committee. Ms. Scaccetti has been designated by the full Board as the Audit Committee Financial Expert as defined by SEC regulations. A written charter adopted by the full Board governs the activities of the Audit Committee. The charter is reviewed, and when necessary revised, annually. A copy of the current charter is posted on our website at www.pepboys.com under the About Pep Boys—Corporate Governance section.

Management has primary responsibility for Pep Boys’ internal accounting controls and financial reporting process. Independent auditors are responsible for performing an independent audit of Pep Boys’ consolidated financial statements in accordance with auditing standards generally accepted in the U.S. and to issue a report as a result of such audit. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves as a focal point for communication among the Board of Directors, the independent auditors, management and Pep Boys’ internal audit function, as the respective duties of such groups, or their constituent members, relate to Pep Boys’ financial accounting and reporting and to its internal controls.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. These discussions included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also discussed with the independent auditors their independence from Pep Boys and its management, including the written disclosures submitted to the Audit Committee by the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based upon the discussions and reviews referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC.

This report is submitted by the Audit Committee:

J. Richard Leaman, Jr. (Chairman)
Malcolmn D. Pryor
Jane Scaccetti

Independent Auditor’s Fees

The following table summarizes the aggregate fees billed to us by our independent auditors, Deloitte & Touche LLP.

Fiscal Year	2003	2002
Audit Fees	$461,470	$463,280
Audit-Related Fees	120,595	37,435
Tax Fees	169,880	25,358
All Other Fees	0	0
Total	$751,945	$526,073

Ratio of Tax Planning and Advice Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.2:1	0:1

Audit Fees billed in fiscal 2003 and fiscal 2002 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements and (iii) comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

Audit-Related Fees billed in fiscal 2003 consisted of (i) financial accounting and reporting consultations, (ii) Sarbanes-Oxley Act, Section 404 advisory services and (iii) employee benefit plan audits. Audit-Related Fees billed in fiscal 2002 consisted of employee benefit plan audits.

Tax Fees billed in fiscal 2003 consisted of (i) tax compliance services in connection with tax audits and appeals and (ii) tax planning and advice rendered in connection with capitalization and depreciation of fixed assets. Tax Fees billed in fiscal 2002 consisted of tax compliance services in connection with tax audits and appeals

The Audit Committee annually engages Pep Boys’ independent auditors and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of Pep Boys’ financial statements and all reasonably related assurance and services. All non-audit services are considered for approval by the Audit Committee on an as-requested basis by Pep Boys. For fiscal 2003, the Audit Committee discussed the non-audit services with Deloitte & Touche LLP and management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants. Following such discussions, the Audit Committee determined that the provision of such non-audit services by Deloitte & Touche LLP was compatible with maintaining their independence.

EXECUTIVE COMPENSATION

The following table shows the compensation earned, paid or accrued in each of the last three fiscal years to Pep Boys’ current and former Chief Executive Officer and the four other executive officers that received the highest compensation in fiscal 2003. These executives are referred to herein as the “named executive officers.”

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)(a)
Lawrence N. Stevenson	2003	590,614	1,130,000	(c)	919,540	43,399	(d)
Chief Executive Officer(b)

George Babich, Jr.	2003	513,708	463,500		50,000	8,816
President &	2002	480,769	193,500		300,000	6,295
Chief Financial Officer	2001	367,884	245,000		100,000	9,044

Mark L. Page	2003	343,077	242,880		15,000	4,350
Senior Vice President –	2002	334,038	109,780		25,000	1,710
Store Operations	2001	329,038	147,000		25,000	1,688

Don L. Casey	2003	290,351	209,960		10,000	40,017	(e)
Senior Vice President –	2002	278,077	91,756		—	39,230
Supply Chain & Logistics	2001	278,077	124,000		25,000	42,666

Harry F. Yanowitz	2003	181,393	221,000		125,000	13,869	(h)
Senior Vice President –
Strategy & Business Development(f)

Mitchell G. Leibovitz	2003	301,317	—		—	12,622,110	(j)
Former Chief Executive Officer(i)	2002	959,532	419,250		—	4,907,550
	2001	865,384	525,000		600,000	127,054

(a)	All Other Compensation for fiscal 2003 includes the following dollar amounts contributed/distributed in connection with Pep Boys’ 401(k) Savings Plan: Babich – 7,218; Page – 2,256; and Casey – 6,261; and group term life insurance premiums: Stevenson – 460; Babich – 1,598; Page – 2,094; Casey – 1,886; Yanowitz – 52; and Leibovitz – 1,895.

(b)	Mr. Stevenson was appointed Chief Executive Officer effective April 28, 2003.

(c)	Includes a $500,000 signing bonus.

(d)	Also includes $42,939 for reimbursement of certain relocation expenses.

(e)	Also includes $25,372 of debt forgiveness and $6,498 to satisfy taxes due on account of such debt forgiveness. See “—Certain Relationships and Related Transactions” below.

(f)	Mr. Yanowitz was appointed to his position effective June 9, 2003.

(g)	Includes a $50,000 signing bonus.

(h)	Also includes $13,817 for reimbursement of certain relocation expenses.

(i)	Mr. Leibovitz retired from his position as Chief Executive Officer on April 28, 2003.

(j)	Also includes the $12,620,215 accrued benefit paid upon retirement in accordance with the terms of our Executive Supplemental Pension Plan.

Employment Agreements with the Named Executive Officers

Chief Executive Officer.    We have an employment agreement with Mr. Stevenson retaining him through April 28, 2006. The agreement automatically renews for successive one-year terms, unless either party provides a notice of non-renewal at least two months prior to its then scheduled expiration date. The agreement provides Mr. Stevenson with (i) a position consistent with the authority and responsibilities of a Chief Executive Officer, (ii) an annual base salary equal to or greater than $900,000, (iii) annual threshold, target and maximum bonus opportunities equal to 50%, 100% and 150%, respectively, of his base salary and (iv) benefits generally available to Pep Boys’ other senior officers. Upon termination of the agreement by Pep Boys “without cause” or by Mr. Stevenson “with good reason” (including following a change in control), Mr. Stevenson will continue to receive his base salary, target bonus and other benefits for the otherwise remaining term of the agreement and all of his then outstanding unvested equity grants will become fully vested. During his employment and for two years thereafter, Mr. Stevenson has agreed to customary covenants against competition.

President.    We have an employment agreement with Mr. Babich retaining him through April 28, 2005. The agreement provides Mr. Babich with (i) a position consistent with the authority and responsibilities of a President that reports to the Chief Executive Officer, (ii) an annual base salary equal to or greater than $500,000, (iii) an annual bonus opportunity at the level established for the President, from time-to-time, under the Annual Incentive Bonus Plan and (iv) benefits generally available to Pep Boys’ other senior officers. Upon termination of the agreement by Pep Boys “without cause” or by Mr. Babich “with good reason,” Mr. Babich will be paid an amount equal to two times his base salary and target bonus, continue to receive his benefits for the otherwise remaining term of the agreement and all of his then outstanding unvested equity grants will become fully vested and exerciseable through the earlier of their expiration or 24 months following such termination. Mr. Babich has agreed to customary covenants against competition through April 28, 2005. This employment agreement is in addition to Mr. Babich’s change in control agreement described below.

Senior Vice President—Strategy & Business Development.    We have an employment agreement with Mr. Yanowitz retaining him through June 9, 2006. The agreement automatically renews for successive one-year terms, unless either party provides a notice of non-renewal at least two months prior to its then scheduled expiration date. The agreement provides Mr. Yanowitz with (i) a position consistent with the authority and responsibilities of a Senior Vice President, (ii) an annual base salary equal to or greater than $300,000, (iii) an annual target bonus opportunity equal to 45% of his base salary and (iv) benefits generally available to Pep Boys’ other senior officers. Upon termination of the agreement by Pep Boys “without cause” or by Mr. Yanowitz “with good reason” (including following a change in control), Mr. Yanowitz will continue to receive his base salary, target bonus and other benefits for the otherwise remaining term of the agreement and all of his then outstanding unvested equity grants will become fully vested. During his employment and for two years thereafter, Mr. Yanowitz has agreed to customary covenants against competition.

Change in Control Agreements.    We also have agreements with Messrs. Babich, Page and Casey that become effective upon a change in control of Pep Boys. Following a change in control, these employment agreements become effective for two years and provide these executives with a positions and responsibilities, base and incentive compensation and benefits equal or greater to those provided immediately prior to the change in control. In addition, we are obligated to pay any excise tax imposed by Section 4999 of the Internal Revenue Code (a parachute payment excise tax) on a change in control payment made to a named executive officer. A trust agreement has been established to better assure the named executive officers of the satisfaction of Pep Boys’ obligations under their employment agreements following a change in control.

Non-Competition Agreements.    In exchange for a severance payment equal to one year’s base salary upon the termination of their employment without cause, each of Messrs. Page and Casey has agreed to customary covenants against competition during their employment and for one year thereafter.

Certain Relationships and Related Transactions

During fiscal year 1999, we lent Mr. Page $40,000. Mr. Page executed a promissory note on account of this indebtedness that accrued interest at 5.63% per annum. During fiscal 2003, the note was satisfied in full.

On July 17, 2000, we lent $75,000 to Mr. Casey. Mr. Casey executed a promissory note on account of this indebtedness that accrued interest at 6.49% per annum. The note also provided for the forgiveness of $25,000 of the principal amount plus accrued interest on each of July 17, 2001, 2002 and 2003 if Mr. Casey was then employed by Pep Boys. On July 17, 2003, the note was satisfied in full.

Stock Option Grants

The following table shows information about stock options granted to the named executive officers during fiscal 2003.

Stock Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (#)(a)	% of Total Options Granted to Employees in Fiscal Year (%)(b)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5% ($)	10% ($)
Lawrence N. Stevenson	919,540	58.0%	8.7000	04/28/13	5,031,156	12,749,936
George Babich Jr.	50,000	3.1%	7.6000	03/25/13	238,980	605,622
Mark L. Page	15,000	1.0%	7.6000	03/25/13	71,694	181,687
Don L. Casey	10,000	0.6%	7.6000	03/25/13	47,796	121,124
Harry F. Yanowitz	125,000	7.9%	10.4250	06/09/13	819,528	2,076,846

(a)	The stock options were granted at a price equal to the fair market value on the date of grant with 20% exercisable immediately and an additional 20% exercisable on each of the next four anniversaries of the grant date.

(b)	In fiscal 2003, options to purchase 1,574,790 shares of Pep Boys Stock were granted to 36 employees.

Stock Option Exercises and Holdings

The following table shows information about stock options exercised during fiscal 2003 by the named executive officers and the number and value of stock options held by them on January 31, 2004.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(a)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence N. Stevenson	—	—	183,908	735,632	2,453,333	9,813,331
George Babich Jr.	—	—	332,500	270,000	2,543,283	2,409,287
Mark L. Page	19,000	222,061	228,700	51,000	186,945	637,677
Don L. Casey	—	—	57,000	28,000	905,080	432,320
Harry F. Yanowitz	—	—	25,000	100,000	290,375	1,161,500
Mitchell G. Leibovitz(b)	—	—	2,100,000	—	1,458,000	—

(a)	Based on the New York Stock Exchange composite closing price as published by Yahoo, Inc. for the last business day of fiscal 2003 ($22.04).

(b)	Information regarding Mr. Leibovitz is as of April 28, 2003, the date of his retirement from Pep Boys. Accordingly, the New York Stock Exchange composite closing price for the purpose of calculating the value of his unexercised in-the-money options is $8.83.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been our employee or has any other relationships of a nature required to be disclosed in this Proxy Statement.

Performance Graph

The following graph compares the cumulative total return on shares of Pep Boys Stock over the past five fiscal years with the cumulative total return on shares of companies in (1) the Standard & Poor’s SmallCap 600 Index and (2) an industry peer group including the following retail companies currently in the 600 Index: Aaron Rents, Cost Plus, Group 1 Automotive, Guitar Center, Hancock Fabrics, Haverty Furniture, Jo-Ann Stores, Linens’n Things, Movie Gallery, Regis Corp, TBC Corp, Tractor Supply and Zale Corp. The comparison assumes that $100 was invested in January 1999 in Pep Boys Stock and in each of the peer group indices and assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return Among Pep Boys,
the S&P 600 SmallCap Index and the S&P 600 Specialty Stores Group

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee is comprised of three independent directors. The Compensation Committee reviews and recommends to the Board of Directors compensation for the named executive officers and our other officers (those executives holding a Vice President or senior position). For fiscal year 2003, executive compensation consisted primarily of base salaries, signing bonuses (for new executives), bonuses under the Annual Incentive Bonus Plan and stock options.

Fiscal 2003

Base Salary. Base salaries are reviewed annually to properly reflect the experience, performance and scope of responsibility of the executives and to ensure that the salaries are at levels that are appropriate to attract and retain high quality individuals. The Compensation Committee recommended, and the full Board of Directors approved, the starting salaries of Messrs. Stevenson and Yanowitz and the increases in the base salaries of Messrs. Babich, Page and Casey to their fiscal 2003 levels based upon subjective determinations taking into account these criteria.

Bonuses. The Compensation Committee is empowered to effectuate, administer and interpret the Bonus Plan. Such power includes the authority to amend, extend or terminate the Bonus Plan including the ability to change award periods and determine the timing of bonus payments. The Compensation Committee establishes the bonus targets, performance goals and any other measures necessary to meet the objectives of the Bonus Plan.

In order to determine the bonuses to be granted under the Bonus Plan for the upcoming fiscal year, the Compensation Committee annually selects the categories to be used to measure Pep Boys’ performance, sets target performance levels for each chosen category and establishes the relative weight to be given to each chosen category. For fiscal 2003, the Compensation Committee selected earnings per share, gross sales and gross profit as the categories to be used to measure our performance.

For fiscal 2003, the Chief Executive Officer’s and the President’s bonuses were based solely upon Pep Boys’ performance. The other named executive officers’ bonuses were based both upon Pep Boys’ performance and the executive’s individual performance. Pep Boys’ performance is measured by comparing the Company’s actual performance to the performance targets established by the Compensation Committee for the applicable fiscal year. Individual performance is measured by evaluating an executive’s performance against previously established goals for the executive and his areas of responsibility for the applicable fiscal year. The Compensation Committee recommended, and the full Board of Directors approved, bonus payments to each of the named executive officers on account of their service during fiscal 2003. Messrs. Stevenson’s and Yanowitz’ bonus payments were prorated to reflect their actual service during fiscal 2003.

In addition, the Compensation Committee recommended, and the full Board of Directors approved, market-level signing bonuses for Messrs. Stevenson and Yanowitz in order to further induce them to join Pep Boys.

Stock Options. Pep Boys believes that compensation through equity grants directly aligns the interests of management with that of its shareholders—long-term growth in the price of Pep Boys Stock. The 1999 Plan allows for the grant of non-qualified and incentive stock options at exercise prices equal to the fair market value of Pep Boys Stock on the date of grant. Non-qualified stock options also remain available for grant under the 1990 Plan. In fiscal 2003, Messrs. Stevenson and Yanowitz were granted stock options in order to further induce them to join Pep Boys and Messrs. Babich, Page and Casey were granted stock options to reflect their individual performances during fiscal 2002. All of these stock options expire ten years from the date of grant and become exercisable in 20% installments over four years beginning on the date of grant. A portion of Mr. Stevenson’s “inducement” stock options were granted under a stand-alone plan adopted solely for such purpose. The Compensation Committee recommended, and the full Board of Directors approved, all such stock option grants.

Tax Matters. Generally, annual compensation payable to executive officers must not exceed $1 million in the aggregate during any year to be fully deductible under Section 162(m) of the Internal Revenue Code. The Pep Boys Stock Incentive Plans are structured with the intention that stock option grants thereunder qualify as “performance based” compensation that is not subject to the $1 million deductibility limit under Section 162(m). In addition, (Item 3) of this Proxy Statement is seeking your approval of an amendment to our Bonus Plan to allow amounts paid under the plan to be deductible under Section 162(m). However, in order to effectively compete for the acquisition and retention of top executive talent, Pep Boys believes that it must have the flexibility to pay salary and bonus compensation that may not be fully deductible under Section 162(m). Accordingly, the Compensation Committee retains the authority to authorize payments that may not be deductible under Section 162(m) if it believes that such payments are in the best interests of Pep Boys and its shareholders. All compensation earned by the named executive officers, other than the Chief Executive Officer, for fiscal 2003 was fully deductible.

Compensation Program Review

During the fourth quarter of fiscal 2003, Pep Boys engaged The HayGroup to assist in the review of its executive compensation program for competitiveness and appropriateness in meeting our strategic objectives of earnings growth and stock price appreciation.

Base salaries. The base salaries for the named executive officers were found to be market competitive. Progressive increases over time to the base salaries of certain other officers to achieve market competitiveness were recommended by the Compensation Committee and approved by the full Board.

Bonuses. Increases to the target level bonuses (expressed as a percentage of base salary) for the various officer level positions including the named executive officers (other than the Chief Executive Officer, whose target level is fixed as per his employment agreement) to achieve market competitiveness were recommended by the Compensation Committee and approved by the full Board. In addition as outlined in (Item 3) of this Proxy Statement, the Compensation Committee recommended, and the full Board approved, amendments to the Bonus Plan to expand the categories of business criteria to choose from when setting the bonus targets for the coming year. The relevant business criteria may include one or more or any combination of the following: (1) return on total shareholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow; (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (12) measures of customer satisfaction.

Long-Term Incentives. In order to assist the officers achieve direct ownership, reduce dilution and better align executive performance and long-term compensation, the Compensation Committee recommended and the full Board approved changes to the form and calculation of future equity grants to executives. Beginning in fiscal 2004, we decided to replace 75% of the estimated value of new grants of stock options with restricted stock units, or RSUs, on a basis intended to provide comparable value to the executive at a comparable cost to us. RSUs will result in less dilution because, in the future, we will grant fewer RSUs than the number of stock options that they replace because, when granted, RSUs have more value than stock options. The grant of RSUs (a direct ownership vehicle) will also assist officers achieve newly-implemented Pep Boys stock ownership levels. These ownership levels that must be achieved over a five-year phase in period and maintained thereafter have been set at two times base salary for officers holding a Senior Vice President or senior position and one times base salary for officers holding a Vice President position. RSUs will vest in 20% installments over four years beginning on the date of grant. While stock options issued in the future will continue to become exercisable in 20% installments over four years beginning on the date of grant, in order to further reduce potential dilution, their term has been reduced from ten years to seven. Finally, to ensure a more direct connection to an executive’s performance, the amount of future equity grants will be linked to such executive’s short-term bonus payout. RSUs will be granted to officers under the 1999 Plan.

Retirement Plans. In connection with the review of our executive compensation programs, the Compensation Committee recommended and the full Board approved changes and additions to our various retirement plans. In order to assist with discrimination testing and benefit our non-officer employees, we further limited the contributions our officers could make under our 401(k) Savings Plan as well as company matching contributions for the benefit of our officers. In order to assist our officers with their retirement savings, we adopted a non-qualified deferred compensation plan that allows them to defer up to 20% of their annual salary and 100% of their annual bonus.

In order to further encourage share ownership and more directly align the interests of management with that of its shareholders, the first 20% of an officer’s bonus deferred into Pep Boys Stock will be matched by us on a one-for-one basis with Pep Boys stock that will vest over three years. The shares required to satisfy distributions of voluntary bonus deferrals and the accompanying match in Pep Boys Stock will be issued under the 1999 Plan.

In order to minimize the uncertainty associated with our obligations under our defined benefit Executive Supplemental Pension Plan, or SERP (see “— Pension Plans — Executive Supplemental Pension Plan ”), that are required to be accounted for using certain actuarial assumptions, we made certain amendments to the SERP. The defined benefit portion of the SERP provides a retirement benefit based upon a participant’s years of service and average compensation, which benefit (and our resulting obligation) is not fixed until the participant’s retirement. To minimize this uncertainty, participation in the defined benefit portion of the SERP has been frozen for all unvested and new SERP participants. Unvested participants were given the opportunity to waive their frozen accrued defined benefits in exchange for the right to receive future defined contributions under the SERP. Officers who waive their frozen accrued defined benefits and future officers will receive fixed annual contributions to a retirement account maintained under the SERP based upon their age and then current compensation. Vested participants remain in the defined benefit portion of the SERP and will accrue additional benefits.

Although not required to do so, we have chosen to offset our obligations under the deferred compensation plan (other than the Pep Boys Stock) and the SERP with company-owned life insurance.

This report is submitted by the Compensation Committee:

William Leonard (Chairman) Peter A. Bassi Malcolmn D. Pryor

Pension Plans

Qualified Defined Benefit Pension Plan. We have a qualified defined benefit pension plan for all employees hired prior to February 2, 1992. Future benefit accruals on behalf of all participants were frozen under this plan as of December 31, 1996. Benefits payable under this plan are calculated based on the participant’s compensation (base salary plus accrued bonus) over the last five years of the participant’s employment by Pep Boys and the number of years of participation in the plan. Benefits payable under this plan are not subject to deduction for Social Security or other offset amounts. The maximum annual benefit for any employee under this plan is $20,000.

The following table shows the benefits available, at normal retirement age, accrued to the named executive officers eligible to participate under the qualified defined benefit pension plan.

Name	Annualized Benefit($)
Mark L. Page	19,162
Don E. Casey	10,104

Executive Supplemental Pension Plan. As discussed above, our SERP includes a defined benefit portion for certain participants. Messrs. Babich and Page participate in defined benefit portion of the SERP. Benefits paid to a participant under the qualified defined pension plan will be deducted from the benefits otherwise payable under the executive supplemental pension plan. Except as described in the immediately preceding sentence, benefits under the executive supplemental pension plan are not subject to deduction for Social Security or other offset amounts. Benefits under the SERP generally vest after four years of participation.

Normal retirement defined benefits are based upon the average compensation (base salary plus accrued bonus) of an executive during the five years that yield the highest benefit, except in the case of the Chief Executive Officer, which is based on three years. The annual death benefit is equal to 50% of the participant’s base salary on the date of his death, payable until the later of 15 years immediately following the date of death or the participant’s normal retirement date. This plan also provides for a lump sum distribution of the present value of a participant’s accrued defined benefits following termination of employment in connection with a change in control of Pep Boys. A trust agreement has been established to better assure the executive officers of the satisfaction of Pep Boys’ obligations under this plan following a change in control.

Aggregate Benefit Under Both Plans. The following chart shows, based on the highest average compensation for the appropriate time period, the approximate aggregate annual benefit under both plans, commencing at the employee’s normal retirement date (age 65 under the executive supplemental pension plan) and generally payable:

•	for unmarried participants, at 100% (of the amounts specified below) for the longer of ten years or life

•	for married participants, at 100% during the participant’s life and at 50% during the participant’s surviving spouse’s life

The maximum years of service for which a participant will receive credit under the pension plans is 25.

Pension Plan Table

	Estimated Annual Retirement Income ($) Years of Service
Average Included Compensation	5	10	15	20	25	30
400,000	40,000	80,000	120,000	160,000	200,000	240,000
600,000	60,000	120,000	180,000	240,000	300,000	360,000
800,000	80,000	160,000	240,000	320,000	400,000	480,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,200,000	120,000	240,000	360,000	480,000	600,000	720,000
1,400,000	140,000	280,000	420,000	560,000	700,000	840,000
1,600,000	160,000	320,000	480,000	640,000	800,000	960,000
1,800,000	180,000	360,000	540,000	720,000	900,000	1,080,000

The credited years of service under the pension plans for those named executive officers participating under the defined benefit portion of the SERP are:

George Babich, Jr.  7
Mark L. Page  27

(ITEM 2)        PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as our independent auditors with respect to the consolidated financial statements of Pep Boys and its subsidiaries for fiscal 2004. Deloitte & Touche LLP served as our independent auditors for fiscal 2003.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, other independent auditors recommended by the Audit Committee will be considered by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

(ITEM 3)        APPROVAL OF AN AMENDMENT TO OUR ANNUAL INCENTIVE BONUS PLAN
TO ALLOW CERTAIN AMOUNTS PAID UNDER THE PLAN TO BE DEDUCTABLE
UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE

General

The Board has approved a series of amendments to our Annual Incentive Bonus Plan, the Bonus Plan, and is submitting the Bonus Plan, as amended, for shareholder approval with respect to bonuses to be paid to the then current Named Executive Officers. Under the Bonus Plan, we will be able to award cash bonuses to eligible employees based on performance, be it company-wide, departmental or, where appropriate, individual performance. Employees holding officer-level positions are eligible to participate in the Bonus Plan. If shareholders approve this proposal, we will have the ability to provide performance-based bonuses to the Named Executive Officers under the Bonus Plan that will meet the requirements of Section 162(m) of the Internal Revenue Code or IRC. Section 162(m) permits us to deduct “qualified performance-based compensation” in excess of $1 million in any taxable year to a named executive officer, if, among other things, the material terms of the performance-based compensation have been approved by our shareholders. If shareholders do not approve this proposal, no bonuses will be paid under the Bonus Plan to the Named Executive Officers, regardless of whether the bonuses would otherwise be earned; however, the Board may or may not adopt another cash bonus plan in which the Named Executive Officers may participate. A copy of the Bonus Plan is attached to this proxy statement as Exhibit A.

The following is a summary of the material terms of the Bonus Plan.

Description of the Bonus Plan

Purpose. The Bonus Plan provides a means for awarding cash bonuses to officer-level employees based on the satisfaction of certain preset performance objectives (referred to as performance goals) over the fiscal year or any other period designated by the Compensation Committee (referred to as the performance period). The Bonus Plan is intended to increase our profitability by giving participants a financial stake in our growth and profitability. The Bonus Plan has the further objective of enhancing our compensation packages for such individuals, thus enabling us to attract and retain officers of the highest ability.

Administration. The Bonus Plan will be administered and interpreted by the Compensation Committee. As such, the Compensation Committee will have the authority to extend, amend, modify or terminate the Bonus Plan at any time; however, any such amendment or modification made by the Compensation Committee with respect to the Named Executive Officers will be subject to shareholder approval, if such approval would be required under Section 162(m) IRC. As administrator of the Bonus Plan, the Compensation Committee’s authority includes, without limitation, the right to select participants, to determine each participant’s minimum, maximum and target bonus amounts (each expressed as a percentage of the participant’s base salary), to change performance periods, to determine the time or times of paying bonuses, to establish and approve corporate and individual performance goals and the relative weightings of the goals, to approve bonuses under the Bonus Plan, to decide the facts in any case arising under the Bonus Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Bonus Plan.

Eligibility and Participation. Officer-level employees are eligible to participate in the Bonus Plan. As soon as practicable, but no later than 90 days after the beginning of the performance period, the Compensation Committee will determine the employees who will be participants for the performance period. For 2004, it is expected that approximately 25 individuals will be eligible to receive bonuses under the Bonus Plan. Subject to certain limited exceptions, an employee must be actively employed on the last day of the performance period in order to be eligible to receive a bonus for that period. Unless the Compensation Committee determines otherwise, newly hired employees who are eligible to participate in the Bonus Plan will receive a prorated bonus for the performance period in which they are hired. Participants in the Bonus Plan will also be eligible to participate in such other bonus, sales incentive plan or other compensation programs as the Company may establish.

Bonus Amounts. The Compensation Committee will determine (i) the minimum, maximum and target performance levels for each of the objective business criteria being used; (ii) the relative weightings of the respective objective business criteria being used; (iii) the minimum, maximum and target bonus amounts (each expressed as a percentage of base salary); and (iv) the percentages of the bonus amounts (which percentages may be different for each participant) that are attributable to our corporate performance and the individual participant’s performance, respectively, during the performance period; provided, however, that in the case of the any bonus designated as qualified performance-based compensation, the Board will make such determinations no later than 90 days after the beginning of the performance period or the date on which 25% of the performance period has been completed, whichever is earlier.

For purposes of the Bonus Plan, base salary will include all amounts that the participant defers under our Deferred Compensation Plan (other than equity-based deferred compensation) and all amounts, which the participant elects to forego to provide benefits under a plan which satisfies the provisions of Section 401(k) or Section 125 of the IRC. Base salary will not include bonuses, special awards or other compensation the Compensation Committee determines not to be base salary.

Section 162(m) of the IRC requires us to establish a maximum annual bonus that can be paid to any Named Executive Officer during any fiscal year. Taking into account the CEO’s current base salary and market-level annual increases for the next five years, we have established an outside limit of Three Million Dollars ($3,000,000) per year as the maximum bonus payable under the Bonus Plan to any Named Executive Officer.

Performance Goals. For any bonus under the Bonus Plan designated as “qualified performance-based compensation,” the performance goals will be pre-established, objective business criteria set forth in writing by the Compensation Committee at the beginning of each performance period. The relevant business criteria may include the following: (1) return on total shareholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow; (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (12) measures of customer satisfaction; and/or (13) any combination of, or a specified increase in, any of the foregoing. The performance goals established by the Compensation Committee may be based upon the attainment of specified levels of performance under one or more of the measures described above on a company-wide or departmental basis. The Compensation Committee will determine the objective business criteria upon which the performance goals are based and the weight to be accorded each.

For any bonus under the Bonus Plan not designated as “qualified performance-based compensation,” the performance goals may be based on one of the objective business criteria listed above and/or such other performance measures or goals, whether quantitative or qualitative, as may be determined by the Compensation Committee in its sole discretion.

Changes to Targets or Performance Goals. With respect to any bonus designated as “qualified performance-based compensation,” the Compensation Committee may, to the extent consistent with the requirements of Section 162(m) of the IRC, at any time prior to the final determination of the bonus amount, change the performance goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in our method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in our corporate structure or shares, or any other change of a similar nature.

Except with respect to any bonus designated as “qualified performance based compensation,” the Compensation Committee may, at any time prior to the final determination of the bonus amounts payable, change a participant’s minimum, maximum and/or target bonus amounts or assign a different minimum, maximum and/or target bonus amount to reflect a change in the participant’s level of responsibility or position in the Company during the performance period.

Earning Bonuses. Generally, a participant earns a bonus for a performance period based on the level of achievement of the performance goals established by the Compensation Committee for that period. Except for bonuses designated as “qualified performance based compensation,” bonus amounts may be increased or decreased at the discretion of the Compensation Committee based upon subjective criteria. Bonuses designated as “qualified performance based compensation” bonus may only be decreased at the discretion of the Compensation Committee based upon subjective criteria.

Determination and Payment of Bonuses. Upon certification of the achievement of the applicable performance goals by the Compensation Committee, a participant’s bonus will normally be payable in a single lump sum cash payment as soon as practicable following the close of the performance period, but not later than 90 days after the close of the performance period; provided, however, that a participant may elect to defer receipt of his or her bonus under our Deferred Compensation Plan.

Limitations on Payment of Bonuses. Generally, a participant must be employed on the last day of a performance period to receive payment of a bonus under the Bonus Plan. However, if a participant’s employment terminates prior to the end of the performance period (including but not limited to termination on account of retirement, disability or death), the Compensation Committee may determine that the participant will remain eligible to receive a prorated portion of any bonus that would have been earned, based on the number of days that the participant was actively employed and performed services during the performance period. In no event will payment of a bonus be made, prior to the end of the performance period to which it relates. If payments are to be made under the Bonus Plan after a participant’s death, such payments shall be made to the personal representative of the participant’s estate.

Amendment and Termination of Bonus Plan. The Compensation Committee has the authority to extend, amend, modify or terminate the Bonus Plan at any time; provided, that the Compensation Committee may not amend the Bonus Plan without obtaining shareholder approval if shareholder approval is required under Section 162(m) of the Code.

New Bonus Plan Benefits. The amounts payable under the Bonus Plan for 2004 cannot be determined until after the 2004 fiscal year is completed and achievement of the various performance goals is determined. Accordingly, the benefits or amounts of bonuses, if any, that will be received by or allocated to: (a) our Chief Executive Officer; (b) each of our other then current Named Executive Officers; (c) the executive officers of the Company as a group; and (d) Company employees who are not executive officers as a group, are not yet determinable. Directors of the Company who are not employees are not eligible to participate in the Bonus Plan.

With respect to fiscal year 2003, the amounts that were earned by the Named Executive Officers under the Annual Incentive Bonus Plan, as in effect for the 2003 fiscal year, were as follows:

Name	Bonus
Lawrence N. Stevenson	$630,000
George Babich, Jr.	$463,500
Mark L. Page	$242,800
Don L. Casey	$209,960
Harry F. Yanowitz	$171,000
All current executive officers as a group (7 persons)	$2,014,356
All current employees as a group (25 persons)	$3,379,895

Federal Income Tax Consequences

The following description of the federal income tax consequences of bonuses under the Bonus Plan is a general summary. State, local, and other taxes may also be imposed in connection with bonuses. This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the Bonus Plan.

Tax Deductibility under IRC Section 162(m). Section 162(m) disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year, but contains an exception for “qualified performance-based compensation.” The Bonus Plan has been drafted and is intended to be administered in a manner that would enable bonuses paid to the Named Executive Officers to satisfy the requirements for “qualified performance-based compensation.”

To the extent bonuses under the Bonus Plan satisfy the requirements for qualified performance-based compensation under Section 162(m) or are otherwise deductible as compensation, we will be entitled to a corresponding tax deduction in the year the bonus is paid.

Tax Treatment of Bonuses. The participants will recognize ordinary compensation income with respect any bonus payable under the Bonus Plan at the time such bonus is paid. Accordingly, if a participant elects to defer receipt of one or more bonuses under our Deferred Compensation Plan, he or she will not recognize ordinary compensation income until such time as those amounts are subsequently distributed. In general, we will be entitled to a corresponding federal income tax deduction at the time the participant recognizes ordinary compensation income.

Tax Withholding. We will deduct from all bonuses, any federal, state or local taxes required by law to be withheld with respect thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
THE APPROVAL OF THE AMENDMENT TO OUR ANNUAL INCENTIVE BONUS PLAN

(ITEM 4)        SHAREHOLDER PROPOSAL REGARDING OUR SHAREHOLDER RIGHTS PLAN

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 has notified us that he intends to introduce the following resolution at the meeting:

“RESOLVED: Shareholders request that our Directors increase shareholder rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item on the next shareholder ballot. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election.”

We as shareholders voted in support of this topic:

Year	Yes Vote
2003	68%

This percentage is based upon yes and no votes cast. I believe this vote is more significant because of our directors’ objection. The 32%, which voted with our directors’ objection, equals only 24% of our stock outstanding. I believe that a significant part of this 24%-vote for our directors’ objection could have come from insiders who owned 11% of our stock in 2003. I believe that a higher percentage of insiders cast ballots than shareholders in general and that insiders are more likely to vote according to our directors’ objection.

The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic and also proposals which are supported by a majority of votes cast (both points apply to Pep Boys). Institutional investors in general owned 77% of our stock in 2003.

This topic also won an overall 60% yes-vote at 79 companies in 2003. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder input if our Directors seriously believe they have a good reason.

Pills Entrench Current Management

Poison Pills entrench the current management, even when it’s doing a poor job. Pills water down shareholders’ votes and deprive them of a meaningful voice on corporate affairs.

From “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood.

Source: Morningstar.com

Diluted Stock

An anti-democratic management scheme [poison pill] to flood the market with diluted stock is not a reason that a tender offer of our stock should fail.

Source: The Motley Fool

Like a Dictator

Poison pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

A response by our directors, which could still allow our directors to give a poison pill with no shareholder vote, is not a substitute for this proposal.

Director Confidence in their Oversight

I believe that a Board of Directors, which supports this proposal topic, is sending a powerful signal of confidence in its own oversight skill and strategy.

Shareholder Input on Poison Pills
Yes on (Item 4)

PEP BOYS’ STATEMENT IN OPPOSITION TO THE FOREGOING SHAREHOLDER PROPOSAL

The Board of Directors originally adopted our Shareholder Rights Plan in December 1987 and renewed and updated it in December 1997 to protect and maximize the value of every shareholder’s investment in Pep Boys. In response to last year’s and this year’s shareholder proposals, the Board of Directors re-evaluated the Shareholders Right Plan and consulted with outside counsel before determining that the maintenance of the Shareholder Rights Plan remains in the best interest of our shareholders.

Our Shareholders Rights Plan is designed to strengthen the Board’s ability, in the exercise of its fiduciary duties, to protect our shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving a change in control of Pep Boys. The Shareholder Rights Plan does not prevent potential purchasers from making offers that would be in the best interest of our shareholders, nor is it a deterrent to a shareholder’s initiation of a proxy contest. Instead, it encourages any potential purchaser to negotiate directly with the Board of Directors, who is in the best position to evaluate the adequacy and fairness of a proposed offer on behalf of all shareholders.

While the Board of Directors recognizes that, last year, shareholders voted in favor of the recommendation that Pep Boys should not adopt, maintain or extend any shareholder rights plan unless such adoption, maintenance or extension is submitted to a shareholder vote, the Board of Directors does not believe that such recommendation is in the best interest of all of its shareholders. Instead, submitting our Shareholder Rights Plan to a shareholder vote would allow potential purchasers to greatly influence the outcome of any such vote in a manner that would benefit the potential purchaser at the expense of other shareholders.

The Board of Directors is charged to consider and protect each and every one of its shareholders, not a select few. Pep Boys is proud of its long-standing commitment to our shareholders’ best interests and corporate governance, demonstrated, by the fact that:

•	all of our directors, except our Chief Executive Officer, are independent

•	all committees of the Board of Directors consist solely of independent directors

•	no director receives any compensation other than normal director fees

•	all directors are subject to re-election annually

For the foregoing reasons, the Board of Directors continues to believe that the Shareholder Rights Plan is one of several initiatives that it has adopted to ensure that the best interests of all shareholders are protected and that our Shareholder Rights Plan should be retained.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“AGAINST”
THE FOREGOING SHAREHOLDER PROPOSAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% Holders to file initial reports of ownership and reports of changes in ownership of Pep Boys Stock. Based solely upon a review of copies of such reports, we believe that during fiscal 2003, our directors, executive officers and 10% Holders complied with all applicable Section 16(a) filing requirements.

COST OF SOLICITATION OF PROXIES

The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by us. In addition to the mailing of the proxy materials, solicitations may be made in person or by telephone by our directors, officers or employees or independent parties engaged to solicit proxies.

PROPOSALS OF SHAREHOLDERS

All proposals which any shareholder wishes to present at the next annual meeting and to have included in the next Board of Directors’ proxy materials relating to that meeting must be received no later than December 24, 2004. Such proposals should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

Our by-laws provide an alternative procedure for submitting shareholder proposals. While a shareholder proposal submitted in accordance with the following procedures may be presented at a meeting, such proposal is not required to be included in any Board of Directors’ proxy materials relating to that meeting. In order to present an item of business at a shareholders’ meeting, a shareholder’s notice must be received by us not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received by us within ten days of the date of such public announcement will be considered timely. The shareholder’s notice should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

The shareholder’s notice shall set forth all of the following information:

•	the name and address of the shareholder

•	a representation that the shareholder intends to appear in person or by proxy at the meeting

•	a general description of each item of business proposed to be brought before the meeting

The presiding officer of the meeting may refuse to consider any business attempted to be brought before any shareholder meeting that does not comply with these procedures.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE, FREE OF CHARGE, UPON THE WRITTEN REQUEST OF ANY PERSON SOLICITED BY THE PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

EXHIBIT A

THE PEP BOYS—MANNY, MOE & JACK
ANNUAL INCENTIVE BONUS PLAN
(as amended and restated as of December 9, 2003)

The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), established, effective January 29, 1989, an Annual Incentive Bonus Plan for the benefit of officers of the Company who were eligible to participate as provided therein. On March 31, 1992, March 30, 1994, March 31, 1995 and March 31, 1998, the Board of Directors of the Company (the “Board”) amended the plan in numerous respects. By action of the Board on December 9, 2003, the plan was further amended to read in its entirety as hereinafter set forth (the “Plan”).

1.  Purpose. The Plan is intended to increase the profitability of the Company by giving employees of the Company holding positions at the levels of officer or director (such employees being hereinafter collectively referred to as the ”Eligible Employees“) a financial stake in the growth and profitability of the Company. The Plan has the further objective of enhancing the Company’s compensation packages for Eligible Employees, thus enabling the Company to attract and retain officers and other key employees of the highest ability. The Plan is intended to provide Eligible Employees with incentive opportunities that: (a) provide compensation opportunities which are competitive with other companies of similar size and industry focus; (b) focus Eligible Employees’ attention on the accomplishment of specific Company goals; and (c) recognize different levels and types of individual contributions by providing a portion of the incentive payout for the achievement of individual objectives. The Plan is intended to supplement, not replace, any other bonus paid by the Company to any of its Eligible Employees and is not intended to preclude the continuation of such arrangements or the adoption of additional bonus or incentive plans, programs or contracts.

2.  Definitions.

(a)  “Applicable Performance Measures” shall mean the Company Performance Measures and/or the Individual Performance Measures upon which a Participant’s right to receive a Bonus is based.

(b)  “Award Period” shall mean a measuring period of one Fiscal Year.

(c)  “Bonus” shall mean a cash payment made by the Company to a Participant after an Award Period, based on performance against specific predetermined performance objectives for both the Company and the Participant, as calculated in accordance with the provisions of this Plan document.

(d)  “Bonus Level” shall mean the level at which a Participant shall participate in the Plan as set forth in Paragraph 4(b) hereof.

(e)  “CEO” shall mean the person elected to the office of Chief Executive Officer of the Company by the Board of Directors.

(f)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)  “Compensation Committee” shall mean the Compensation Committee of the Board. The Compensation Committee shall consist of two or more persons appointed by the Board, each of whom shall be an ”outside director“ as defined under Code section 162(m) and related Treasury regulations.

(h)  “Executive Officer” shall mean an executive officer (within the meaning of the Securities Exchange Act of 1934, as amended) who is among the top five most highly compensated employees of the Company at the beginning of any Award Period.

(i)  “Fiscal Year” shall mean the Fiscal Year of the Company which ends on the Saturday nearest January 31 in each year.

(j)  “Participant” shall have the meaning set forth in Paragraph 4 hereof.

(k)  “President” shall mean the person elected to the office of President, Chief Operating Officer or equivalent of the Company by the Board of Directors.

(l)  “Salary” shall mean the base salary of a Participant for a Fiscal Year. For purposes of the foregoing, base salary shall include (i) amounts which the Participant elects to forego to provide benefits under a plan which satisfies the provisions of Section 401(k) or Section 125 of the Internal Revenue Code and (ii) amounts which the Participant elects to defer under a deferred compensation plan or program, other than an equity-based deferred compensation plan, adopted by the Company. Base salary shall not include any amount attributable to any bonus paid or accrued (including any bonus deferred under a deferred compensation plan or program adopted by the Company), whether or not pursuant to a plan or program.

3.  Administration, Amendment and Termination.

(a)  The Plan shall be administered by the Compensation Committee acting by a majority vote of its members. The Compensation Committee shall have the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Plan. The Company’s adoption and continuation of the Plan is voluntary. The Compensation Committee shall have the power and authority to extend, amend, modify or terminate the Plan at any time; provided, however, that the Compensation Committee shall not have the power to amend or modify any provision of the Plan without stockholder approval in a manner that would affect the terms of the Plan applicable to Executive Officers, if stockholder approval would be required under Code section 162(m). The Compensation Committee’s authority to extend, amend or modify the Plan shall include, without limitation, the right to change Award Periods, to determine the time or times of paying Bonuses, to establish and approve Company and individual performance goals and the relative weightings of the goals, and to establish such other measures as may be necessary to meet the objectives of the Plan. In particular, but without limitation of the foregoing, the Compensation Committee shall have the power and authority to make any amendments or modifications to the Plan which may be necessary for the Plan to maintain compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. An action to terminate or to substantively amend or modify the Plan shall become effective immediately upon its adoption or on such date as specified by the Compensation Committee, but not with respect to any Fiscal Year prior to the Fiscal Year in which the Compensation Committee so acts.

(b)  All actions taken and all determinations made by the Compensation Committee in accordance with the power and authority conferred upon the Compensation Committee under Paragraph 3(a) above shall be final, binding and conclusive on all parties, including the Company and all Participants.

4.  Participants.

(a)  Each Eligible Employee shall be entitled to participate in the Plan for each Fiscal Year or portion thereof in which such employee holds a position at the level of officer or director of the Company (the “Participants”, or individually, “Participant”), unless excluded from participation by the Compensation Committee or as provided by Paragraph 11 hereof. With respect to an individual who becomes an Eligible Employee during an Award Period, such individual shall become a Participant, unless excluded from participation by the Compensation Committee or as provided in Paragraph 11 hereof, and shall be eligible to receive an amount equal to the amount which would have been paid if the Participant had been an Eligible Employee for the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was an Eligible Employee of the Company and the denominator of which is the number of days in the Award Period.

(b)  Each Participant shall participate in the Plan and earn Bonuses at one of five Bonus Levels, as set forth below:

Bonus Level	Participant Group
Tier I	CEO
Tier II	President
Tier III	Executive Vice Presidents
Tier IV	Senior Vice Presidents
Tier V	Vice Presidents

With respect to any Participant who was employed at more than one of the Bonus Levels during an Award Period, the total Bonus amount for such Award Period for which such Participant shall be eligible shall be the sum of prorated Bonus payments corresponding to the applicable Bonus Levels. Each such prorated Bonus payment shall equal the amount which would have been paid if the Participant had been an Eligible Employee at the applicable Bonus Level for the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was employed at such Bonus Level and the denominator of which is the number of days in the Award Period.

5.  Company Performance Measures.

(a)  Under the Plan, for each Award Period the Compensation Committee will establish minimum, target and maximum performance goals for the Company using one or more of the following business criteria (the ”Company Performance Measures“): (1) return on total stockholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow: (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (12) measures of customer satisfaction; and (13) any combination of, or a specified increase in, any of the foregoing. Such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any parent or subsidiary. In addition, the Compensation Committee will establish relative weightings for the respective Company Performance Measures being used.

(b)  To the extent applicable, the Compensation Committee, in determining whether and to what extent a Company Performance Measure has been achieved, shall use the information set forth in the Company’s audited financial statements.

6.  Individual Performance Measures. Under the Plan, for each Award Period the Company will establish individual or ”small team“ performance goals for each Participant (the ”Individual Performance Measures“); provided, however, that Individual Performance Measures shall not apply to a Bonus designated as ”qualified performance-based compensation“ under Code section 162(m).

7.  Establishment of Plan Components.

(a)  During the first ninety (90) days of each Award Period, the Compensation Committee, after consultation with the CEO, will establish and approve the following components of the Plan for the Award Period: (i) the Participants; (ii) the minimum, target and maximum Company performance levels for each Company Performance Measure being used; (iii) the relative weightings of the respective Company Performance Measures being used; (iv) the target, minimum and maximum Bonus amounts (each expressed as a percentage of salary) at each Bonus Level; and (v) the percentages of the Bonus amounts at each of the Bonus Levels which are attributable to the Company’s performance and the individual Participant’s performance, respectively, during the Award Period. The Compensation Committee shall set forth the decisions reached on each of the items in this Paragraph 7(a) in its minutes.

(b)  During the first ninety (90) days of each Award Period, the Company will prepare, and the Compensation Committee will review, approve and set forth in its minutes, the following information for the Award Period, as determined by the Compensation Committee: (i) the Bonus Levels; (ii) the Participants in each Bonus Level (classified by title of position held); (iii) the target Bonus amount for each Bonus Level (expressed as a percentage of salary); (iv) the percentages of the Bonus amounts at each of the Bonus Levels which are attributable to the Company’s performance and the individual Participant’s performance, respectively, during the Award Period; (v) the Company Performance Measures for the current Award Period; (vi) the relative weightings of each such Company Performance Measure; and (vii) the minimum, target and maximum performance levels for each such Company Performance Measure.

8.  Determination of Bonus. Within sixty (60) days after the end of the Award Period, actual performance will be compared to the predetermined performance levels for both Company Performance Measures and Individual Performance Measures, and the resulting actual Bonus amounts for Participants will be reviewed by the CEO and submitted to the Compensation Committee for final approval. Nothing in this Paragraph 8 shall be used to create any presumption that Bonuses under the Plan are the exclusive means of providing incentive compensation for Eligible Employees, it being expressly understood and agreed that the Compensation Committee has the authority to recommend to the Board of Directors payments to any of the Eligible Employees, in cash or otherwise, based on performance measures or otherwise, other than Bonuses under this Plan to Participants.

9.  Special Rules for Executive Officers

(a)  The maximum Bonus payable to an Executive Officer for any Fiscal Year shall not exceed three million dollars ($3,000,000).

(b)  Notwithstanding anything to the contrary set forth in this Plan, the Compensation Committee shall establish the Applicable Performance Measures for Executive Officers no later than the earliest to occur of (i) the ninetieth (90th) day following the beginning of the Award Period or (ii) the date on which 25% of the Award Period has been completed, or (iii) such other date as may be required under applicable regulations under Code section 162(m). Such Applicable Performance Measures shall be set forth in the minutes of the Compensation Committee.

(c)  Unless the Compensation Committee determines otherwise, any Bonus payable to an Executive Officer shall be based on Applicable Performance Measures that satisfy the requirements for ”qualified performance-based compensation“ under Code section 162(m), including the requirement that the achievement of the Applicable Performance Measures be substantially uncertain at the time they are established and that the Applicable Performance Measures be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Applicable Performance Measures have been met. To the extent that any Bonus is designated as ”qualified performance-based compensation“ under Code section 162(m), no such Bonus may be made as an alternative to any other award that is not designated as ”qualified performance based compensation“ but instead must be separate and apart from all other awards made. To the extent a Bonus is designated as ”qualified performance-based compensation,“ the Compensation Committee is authorized to reduce such Bonus for any Award Period based upon its assessment of personal performance or other factors, but may not increase the Bonus that would otherwise be payable to the Participant. In no event shall a reduction to one Participant’s Bonus result in an increase to a Bonus designated as ”qualified performance based compensation“ under Code section 162(m).

(d)  If a Bonus to which an Executive Officer may become entitled is designated as ”qualified performance-based compensation“ under Code section 162(m), the Compensation Committee shall certify in writing prior to payment of such Bonus that the Applicable Performance Measures were in fact achieved. Any such certification by the Compensation Committee shall be set forth in its minutes.

10.  Payment of Bonuses. Bonuses shall be paid in cash or otherwise deferred by the Participant (as permitted by the Company) within ninety (90) days after the end of the Award Period to which such Bonus relates.

11.  Termination of Employment.

If a Participant’s employment with the Company has terminated during an Award Period, for any reason whatsoever, with or without cause, then the Participant may not receive a Bonus for such Award Period, except as otherwise provided in Paragraph 11(b) below or in a separate written agreement between the Company and the Participant.

(a)  If during an Award Period, a Participant dies; becomes disabled; or retires on or after his Early Retirement Date (as defined in the Company’s defined benefit pension plan), such Participant (or the Participant’s designated beneficiary) shall be paid, within ninety (90) days after the end of the Award Period, an amount equal to the amount which would have been paid if the Participant had been employed by the Company throughout the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was employed by the Company and the denominator of which is the number of days in the Award Period.

12.  Assignment and Alienation of Benefits.

(a)  To the maximum extent permitted by law, a Participant’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

(b)  If any Participant becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any rights to a benefit hereunder, then such right or benefit, in the discretion of the Compensation Committee, may be terminated. In such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or dependents, or any of them, in such manner and portion as the Compensation Committee may deem proper.

13.  Miscellaneous.

(a)  The establishment of this Plan shall not be construed as granting any Participant the right to remain in the employ of the Company, nor shall this Plan be construed as limiting the right of the Company to discharge a Participant from employment at any time for any reason whatsoever, with or without cause.

(b)  The Company may withhold from any amounts payable under the Plan such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(c)  Notwithstanding any provision of the Plan to the contrary, Bonuses to Executive Officers, if made, will be made contingent upon, and subject to, stockholder approval of the Plan at the 2004 Annual Stockholders’ Meeting.

(d)  It is the intent of the Company that the Plan and any Bonuses made under the Plan to Executive Officers comply with the applicable provisions of Code section 162(m). To the extent that any legal requirement of Code section 162(m) as set forth in the Plan ceases to be required under Code section 162(m), that Plan provision shall cease to apply.

(e)  The paragraph headings in this Plan are for convenience only; they form no part of the Plan and shall not affect its interpretation.

(f)  This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

As adopted by the Board on December 9, 2003.	THE PEP BOYS—MANNY, MOE & JACK By: /s/ Lawrence N. Stevenson Chief Executive Officer

Please affix Postage

Investor Relations
The Pep Boys — Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, PA 19132

During fiscal 2004, Pep Boys will continue to send quarterly earnings releases only to those shareholders who request them. If you would like to receive such information for fiscal year 2004, please complete the information below, affix postage and return to us by June 11, 2004.

PLEASE TYPE OR PRINT CLEARLY

Name                                                                                                 Fax Number

Address                                                                                           E-Mail Address

City                                                                                                   State                                   Zip

Would you prefer that the information be: (please circle one)

Mailed                        Faxed                        E-mailed

We will try to accommodate your preference.

ANNUAL MEETING OF SHAREHOLDERS OF

THE PEP BOYS - MANNY, MOE & JACK

June 2, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

”	Please detach along perforated line and mail in the envelope provided.	”

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all of the nominees.				The Board of Directors recommends a vote FOR Items 2 and 3.
1. Election of Directors:			(ONLY mark circles to withhold			FOR	AGAINST	ABSTAIN
		NOMINEES:	authority, See Instructions below)	2.	To approve the appointment of	☐	☐	☐
☐	FOR ALL NOMINEES	™	Benjamin Strauss		Deloitte & Touche LLP as the
		™	Bernard J. Korman		Company’s independent auditors.
		™	J. Richard Leaman, Jr.
☐	WITHHOLD AUTHORITY	™	Malcolmn D. Pryor	3.	The amendment of our Annual	☐	☐	☐
	FOR ALL NOMINEES	™	Peter A. Bassi		Incentive Bonus Plan.
		™	Jane Scaccetti
☐	FOR ALL EXCEPT	™	John T. Sweetwood	The Board of Directors recommends a vote AGAINST Item 4.
	(See instructions below)	™	William Leonard			FOR	AGAINST	ABSTAIN
		™	Lawrence N. Stevenson	4.	Shareholder Proposal regarding our	☐	☐	☐
		™	M. Shân Atkins		Shareholder Rights Plan.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE PEP BOYS –– MANNY, MOE & JACK

Annual Meeting of Shareholders – To Be Held June 2, 2004

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) George Babich, Jr., Brian D. Zuckerman, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the The Pep Boys–Manny, Moe & Jack that the undersigned would be entitled to vote if personally present at the 2004 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED.  IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS NUMBER 2 AND 3, AGAINST PROPOSAL NUMBER 4, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)